Exhibit 10.01
[Symantec Letterhead]

John W. Thompson 20330 Stevens Creek Boulevard Cupertino, CA 95014	April 6, 2009
Dear John,
This offer and agreement supersedes and replaces your Employment Agreement dated April 11, 1999, any amendments thereto and any other prior verbal or written agreements between you and Symantec Corporation (“Symantec”) relating to the subject matter hereof, except as explicitly provided below.
Effective April 4, 2009, your job title will be Chairman of the Board. You will continue reporting to the Board of Directors of Symantec and will perform such duties as are applicable to the position of Chairman of the Board of Directors and devote such time to Symantec as is necessary to perform those duties. Your annual base salary will be $500,000, payable on regular pay dates of Symantec and subject to applicable employment and income tax withholding.
In addition, you will be eligible to participate in the following employee benefit plans: Symantec’s medical, dental and vision insurance programs; Life Insurance, Accidental Death & Dismemberment Insurance; Long Term Disability Insurance; 401(k) Plan; Symantec Corporation Deferred Compensation Plan; and Paid Time Off and work/life benefits programs subject to the terms and conditions of those plans or programs, as amended from time to time. You will continue to be eligible to participate in the FY09 Long Term Incentive Plan subject to its terms and conditions. You will continue to be eligible to participate in the executive long-term disability policy in addition to the Symantec group LTD plan. You will also continue to be eligible to participate in the Term Individual Life Insurance Policy until it expires in August 2009. You will also be eligible for severance benefits as set forth in the Symantec Corporation Severance Plan (the “Severance Plan”) applicable to employees at the Vice President level or above. Under the terms of the Severance Plan, eligible employees at such level who have been employed for over a year shall receive severance payments equal to ten weeks of base pay plus the amount calculated by multiplying two weeks of base pay times the number of years of such employee’s employment by Symantec after the first year of employment, prorated through the termination date.
Symantec will also reimburse up to $10,000 of the fees associated with your individual financial planning strategy and income tax preparation in relation to the 2009 tax year. You may select any certified financial planner and/or tax preparation of your choice. Fees should be submitted as part of the standard Oracle expense reporting process by January 30, 2010, which amounts will be reimbursed no later than 2 1/2 months after the end of the year.
This letter does not constitute a contract of employment for any specific period of time but will create an “employment at will” relationship. This means that the employment relationship may be terminated by either party for any reason at any time. Any statements or representation to the contrary (and, indeed any statements contradicting any provisions of this letter) should be regarded by you as ineffective. Participation in any of Symantec’s benefit programs is not to be regarded as assurance of continued employment for any particular period of time.
Please confirm your acceptance of this offer by signing this letter in the space indicated and returning the signed letter to Rebecca Ranninger.
Sincerely,

/s/ Rebecca Ranninger
Rebecca Ranninger
Executive Vice President, Chief HR Officer

I accept the offer of employment stated in this letter.

/s/ John W. Thompson	04/06/2009
Signature	Date